Exhibit 10.11

Appendix A

Cariloha, Inc.

Change in Control Severance Plan

Sample Participation Agreement

By this Participation Agreement (the “Agreement”), the undersigned (the “Executive”) agrees to participate in the Cariloha, Inc. Change in Control Severance Plan, as it may be amended from time to time (the “Plan”), in accordance with its terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Plan.

WHEREAS: Cariloha, Inc. (the “Company”), has identified the Executive as an Eligible Employee who may participate in the Plan, subject to the execution of this Agreement indicating the Executive’s desire to participate in the Plan and acknowledgment of and agreement to the terms and conditions of such participation.

THEREFORE: In consideration for the opportunity to participate in the Plan and become eligible to receive a lump sum payment pursuant to the Plan’s terms equal to the sum of: (i) [number] months of the Executive’s annual base salary; and (ii) the average of the Executive’s annual bonuses earned, if any, during the previous three-year period (the “Qualifying Termination Payments”), subject to the application of Section VI of the Plan regarding potential cutbacks related to sections 280G and 4999 of the Code, the Executive hereby agrees and acknowledges the following:

1.	General Release of Claims. The Executive acknowledges and agrees that, as a condition of receiving any Qualifying Termination Payments under the Plan, the Executive will be required to execute (and not revoke) a General Release of claims against the Company.

2.	Effect on Other Benefits. The Executive acknowledges and agrees that Section IV.C of the Plan governs the coordination of the benefits provided thereunder, if any, with other Company-provided severance-related benefits, if any. In this regard, the Executive acknowledges and agrees that the benefits provided under the Plan supersede severance benefits provided by the Company under any other agreement, plan, program or practice so that the Executive shall not be eligible for any other severance benefits from the Company for the same employment termination event.

3.	Restrictive Covenants. The Executive acknowledges and agrees that (i) as a condition of participating in the Plan, the following covenants shall apply in addition to any other restrictive covenants (whether or not of a similar nature) as may be in effect from time to time under any other agreement between the Executive and the Company, (ii) these covenants are reasonable under the circumstances and will not interfere with the Executive’s ability to earn a living or otherwise meet the Executive’s financial obligations, and (iii) in the event of the Executive’s breach of any of the covenants, the Company may, in addition to pursuing any other remedies it may have in law or in equity, terminate the Executive’s participation in the Plan and/or cease making any Qualifying Termination Payments thereunder. If the Company determines that the Executive has materially breached a restrictive covenant obligation owed to the Company, the Company shall have the right to recoup any Qualifying Termination Payments made to the Executive under the Plan.

(a)	Non-competition. At all times during the Executive’s employment (or service provider relationship) with the Company (which term, for purposes of this Agreement, includes any affiliates of the Company as may exist from time to time) and for a period of [same number as above for months of salary] months thereafter, the Executive agrees not to (without the prior written consent of the Company) carry on, be engaged in, be employed by, provide substantial services to or have any financial interest in any business enterprise that offers or provides, or anticipates offering or providing, products or services that, directly or indirectly, substantially compete with products or services offered or provided by the Company (a “Competitor”); provided that this sentence shall not be interpreted to restrict the Executive from owning up to 2% of the outstanding voting stock of a publicly traded company that is or, directly or indirectly, owns a Competitor or 5% of the equity of a privately held entity that is or, directly or indirectly, owns a Competitor.

(b)	Non-solicitation; Non-interference. At all times during the Executive’s employment (or service provider relationship) with the Company and for a period of [same number as above for months of salary and 3(a) above] months thereafter, the Executive agrees not to, directly or indirectly, (i) solicit or hire or encourage the solicitation or hiring of any person who is (or has been within the previous 12 months) an employee of the Company, or (ii) induce or attempt to induce any current or prospective customer, client, vendor, partner or joint venturer of the Company to discontinue or reduce their business relationship with the Company or otherwise materially interfere with such relationship.

(c)	Non-disclosure of Confidential Information. As an employee of the Company, the Executive will acquire confidential or other competitive information concerning the Company, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. The Executive agrees, for the period during and after the Executive’s employment with the Company, not to disclose, except as appropriate in the performance of the Executive’s duties to the Company, or use for the benefit of the Executive or any third party, any “confidential and proprietary information” of which the Executive becomes aware by reason of the Executive’s association with the Company, where the term “confidential and proprietary information” means any secret or confidential information regarding the Company’s past, current or prospective business operations, planning, strategies, methods, processes or financial information; product or service development, marketing, sales, manufacturing, procurement or distribution; personnel management; business relationships; technical advice or knowledge, inventions, trade secrets, know-how, or proprietary computer programs and systems; or the Company’s other property or interests; provided that such term does not include information or data that (i) has been voluntarily disclosed to the public by the Company, (ii) has been independently developed and disclosed by others or (iii) has otherwise entered the public domain through lawful means.

(d)	Non-disparagement. The Executive agrees, for the period during and after the Executive’s employment with the Company, not to make, publish or otherwise transmit any disparaging or defamatory statements, whether written or oral, regarding the Company or its employees, directors, products, services, operations, procedures or policies; provided that this sentence shall in no way restrict or prevent the Executive from providing truthful testimony concerning the Company as required by court order or other legal process.

4.	Return of Company Property. Upon the termination of the Executive’s employment for any reason, the Executive agrees to (or, in the event of the Executive’s death, hereby directs a representative of the Executive’s estate to) deliver to the Company all Company property, including without limitation any Company correspondence, materials, records and property of any kind that are in the Executive’s possession or under the Executive’s control, whether in hard copy, digital or any other form or medium, without retaining any copies of same without the Company’s written consent.

5.	Severability. The Executive and the Company agree that if any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any section or part of a section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

6.	No Implied Waivers. No waiver or modification of all or any part of this Agreement will be effective unless set forth in a written document signed by both the Company and Executive expressly indicating their intention to waive or modify the specified provisions of this Agreement. The Company’s failure to seek to enforce its rights under this Agreement in any instance shall not be considered a waiver of any then-existing or future breach of this Agreement by the Executive.

7.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

SIGNATURES

I, THE “EXECUTIVE,” HAVE READ THIS AGREEMENT AND THE PLAN CAREFULLY, AND I HEREBY AGREE TO PARTICIPATE IN THE PLAN IN ACCORDANCE WITH ITS TERMS.

(signature)
(print name)
Date:

Acknowledged and agreed on behalf of the Company by:

[name], [title]

Date:

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